Exhibit 10.2

Director Compensation

On May 27, 2010, the board of directors met to set compensation for non-employee directors after receiving the recommendation of the Governance and Nominating Committee, which consulted with an outside compensation consultant.  Director compensation had essentially remained unchanged since 2005, and total compensation for outside directors was substantially below the median of a peer group of similar size retail/footwear companies used by the compensation consultant.

Given the objective to pay competitively for board service, the board decided to target total compensation for outside directors at the median of the peer group.  The board made several changes to outside director compensation beginning after the Annual Meeting of Shareholders held on May 27, 2010, as follows:

•	Eliminated all board and committee meeting fees
•	Increased the annual board retainer to $75,000
•
Increased committee chair retainers for Audit to $15,000, for Compensation to $12,500 and for Governance and Nominating to $10,000 and maintained retainer for the chair of the Executive Committee at $7,500

•	Increased the target for the annual equity grant value to $100,000

In addition, the board increased the outside directors’ stock ownership guideline from $150,000 to $225,000, in order to further underscore the importance of linking outside director and shareholder interests.

The annual equity award may be granted as either restricted stock or restricted stock units, with the number of shares or units issued determined based on the then-current stock price (6,100 shares or RSUs were granted to each outside director on May 27, 2010).

As part of the board’s commitment to increasing shareholder value, the board, in 2009, determined it prudent to further invest in leadership development and future succession planning.  Given Joseph L. Bower’s recognized expertise in succession planning, the board asked him to take the lead on these matters.  The board decided to pay Dr. Bower an additional retainer with a value of $25,000 for both 2009 and 2010 to recognize his additional services to the board and management in connection with such matters.  Dr. Bower was granted 2,600 shares of restricted stock in October 2009 and 1,514 shares of restricted stock on May 27, 2010 for those services.

A director who is an employee does not receive payment for service as a director.  Outside directors are reimbursed for customary expenses (such as travel expenses, meals and lodging) for attending board, committee and shareholder meetings.

We also carry liability insurance and travel accident insurance that covers our directors. We do not maintain a directors’ retirement plan or a directors’ legacy or charitable giving plan, although non-employee directors are permitted to participate in our employee matching gift program on the same terms as employees, thereby providing a match for charitable giving to institutions of higher education and arts and cultural organizations aggregating up to $5,000 per year per individual. Non-employee directors do not participate in the retirement plans available to employees, nor do they participate in the annual or long-term incentive programs that have been developed for employees.

For the annual equity grant made following the annual meeting of shareholders, non-employee directors have a choice between restricted stock and restricted stock units.  The restricted stock awards vest after one year and earn cash dividends.  The RSUs also are subject to a one-year vesting requirement, earn dividend equivalent units, and are payable in cash on the date the director terminates service or such earlier date as a director may elect (provided that the selected payout date is at least two years after the grant date for the award), based on the stock’s then-current market value.

Non-employee directors are eligible to participate on a voluntary basis in a deferred compensation plan that credits the participating director’s account at each fiscal quarter-end with “phantom units” based on total compensation deferred and dividend equivalents earned during the quarter, divided by the fair market value of our common stock on the last trading day of the fiscal quarter.  The PSUs are payable in cash, based on our stock’s market value at fiscal quarter-end on or following termination of the director’s service, either in a lump sum or over a five-year or ten-year period, at the director’s election.  The plan also provides for earlier payment of a participating director’s account based on demonstrated financial hardship. The plan accounts of inactive participants continue to earn dividend equivalents on the account balance.

Commencing with fiscal year 2009, our non-employee directors were able to participate in the Non-Employee Director Share Plan, which allows the participating director to receive retainers in shares of the Company’s stock in lieu of cash, with the number of shares issuable determined based on the mean of the high and low price of our stock, usually determined as of the first business day following the meeting or following the payment date for a retainer.